Exhibit 10.1

AMENDMENT EIGHT TO CREDIT AGREEMENT

This Amendment Eight to Credit Agreement (“Amendment”) is dated as of November 30, 2004 (“Effective Date”), among MATRIX SERVICE COMPANY, a Delaware corporation (“Borrower”), the Lenders described below, and JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), as a Lender, LC Issuer and as Agent for the Lenders.

RECITALS

A. Lenders have provided credit facilities to Borrower pursuant to that certain Credit Agreement dated as of March 7, 2003, among Borrower, Agent and the various Lenders party thereto, as amended by that certain Amendment One to Credit Agreement dated as of May 22, 2003, that certain Amendment Two to Credit Agreement dated as of August 27, 2003, that certain Amendment Three to Credit Agreement dated as of December 19, 2003, that certain Amendment Four to Credit Agreement dated as of March 11, 2004, that certain Amendment Five to Credit Agreement dated as of May 6, 2004, that certain Amendment Six to Credit Agreement dated as of August 5, 2004, and that certain Amendment Seven to Credit Agreement dated as of October 6, 2004 (as amended, the “Credit Agreement”).

B. Borrower has requested that the Lenders make certain modifications to the Credit Agreement and the Lenders and Agent have agreed, subject to the terms of this Amendment.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment (including the Recitals) shall have the meanings given to them in the Credit Agreement. All terms defined in the foregoing Recitals are incorporated herein by reference. The term “Loan Documents” is hereby amended to include the Credit Agreement, as amended by this Amendment, all as they may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders. The term “Agreement”, as used in the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended by this Amendment and as it may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders. The term “Credit Agreement” in all other Loan Documents is hereby amended to mean the Credit Agreement, as amended by this Amendment, as it may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders.

The following definitions shall hereafter mean the following, for purposes of this Amendment and the Credit Agreement as amended by this Agreement:

“Account Debtor” has the meaning assigned to such term in the definition of “Consolidated Eligible Accounts Receivable.”

“Aggregate Revolving Loan Commitments” shall mean the aggregate of all Revolving Loan Commitments of all the Lenders.

“Alternate Capital” shall mean cash obtained by Borrower through the issuance of any common stock, preferred stock, warrant or other equity (other than the exercise of stock options by current or former employees, officers and directors) or through Subordinated Indebtedness, in each case on such terms and in such amounts as are approved by the Required Lenders.

“Borrowing Base” means one hundred percent (100%) of Consolidated Eligible Accounts Receivable.

“Excess Cash Amount” shall mean the amount by which the Non-Earmarked Cash exceeds $5,000,000.

“Grantor” shall mean Borrower and each Subsidiary that is a party to a Security Agreement.

“Large Disputed Accounts” shall mean Accounts with gross amounts outstanding greater than $1,000,000 (before consideration of (i) costs and estimated earnings in excess of billings, (ii) billings in excess of costs and estimated earnings or (iii) any bad debt reserves associated with any such Accounts) that are in dispute as of November 30, 2004.

“Loan Parties” means, collectively, Borrower and each Person (other than Agent or any Lender) executing a Loan Document including, without limitation, each Guarantor, each Grantor and each Person executing a Collateral Document, each of which shall be referred to individually herein as a “Loan Party.”

“Net Cash Proceeds” shall mean (a) with respect to any Alternate Capital or other funds received through Subordinated Indebtedness, cash received by Borrower on or after the date of incurrence of such Subordinated Indebtedness after payment of all attorneys’ fees and usual and customary underwriting commissions, closing costs, and other reasonable expenses associated with such Subordinated Indebtedness; and (b) with respect to any Alternate Capital or other funds received through the issuance of any common stock, preferred stock, warrant or other equity, cash received by Borrower on or after the date of such equity issuance, from such equity issuance after payment of all attorneys’ fees and usual and customary underwriting commissions, closing costs, and other reasonable expenses associated with such equity issuance.

“Non-Earmarked Cash” shall mean (i) the aggregate of all Cash Equivalent Investments of Borrower and all Subsidiaries excluding (ii) (A) funds required by Sections 2.7.2 (i), 2.7.2(ii), 2.7.2 (iv), or 2.7.2(v) to be paid as mandatory prepayments under such Sections, provided that such amounts are paid as required by such Sections immediately upon being received by Borrower or the applicable Subsidiary in collected funds, and (B) funds kept on hand in the ordinary course of business of Borrower and its Subsidiaries for payroll funding.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered to Agent or any

Lender that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

2.	Amendments to Credit Agreement.

2.1. The definition of “Consolidated Eligible Accounts Receivable” is hereby amended by replacing subparagraph (ii)(a)(ii) of such definition with the following:

(ii) the bona fide performance of services by Grantor, which services have not been fully performed, provided that the amount of Accounts that would otherwise qualify to be Consolidated Eligible Accounts Receivable under this subsection (ii)(a)(ii) shall be reduced (provided that in no event shall such amount be less than zero) by an amount equal to (A) all billings in excess of costs and estimated earnings under uncompleted contracts approved and accepted by the applicable Account Debtors minus (B) all costs in excess of billings under uncompleted contracts;

2.2. Exhibit “H” of the Credit Agreement is hereby replaced with Exhibit “H” attached to this Amendment (Borrowing Base Certificate).

2.3. Section 2.1.1 of the Credit Agreement is hereby amended to read as follows:

2.1.1 Revolving Loan Commitment. From and including the date hereof and prior to the Facility Termination Date, the Lenders agree to make Revolving Loans to the Borrower or participate in Facility LCs in accordance with the provisions of Section 2.19 (Facility LCs not to exceed $15,000,000.00 in the aggregate at any one time) from time to time, in amounts not to exceed in the aggregate at any one time outstanding the lesser of (i) the Borrowing Base, (ii) $35,000,000.00, or (iii) the Aggregate Revolving Loan Commitment. Not later than 11:00 a.m. Tulsa, Oklahoma time on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to the Agent, to an account which the Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower from time to time, written notice of the location of which shall be given to the Agent together with the notice made pursuant to Section 2.8. As of November 30, 2004, the Aggregate Revolving Loan Commitment is

$35,000,000.00 and the Revolving Loan Commitments of each of the Lenders are the following (which amounts have been corrected due to certain rounding errors):

JPMorgan Chase Bank	$9,599,714
International Bank of Commerce	$6,000,571
Wachovia Bank, National Association	$6,000,571
UMB Bank, N.A.	$3,999,714
Wells Fargo Bank, NA	$9,399,430

Notwithstanding anything to the contrary herein, upon the full and complete payment of Term Loan B, together with all unpaid, accrued interest thereon and all fees and expenses payable thereunder, then the reference in (ii) above to $35,000,000.00 and the Aggregate Revolving Loan Commitment shall be increased by an amount equal to one-half (1/2) of the Net Cash Proceeds of Alternate Capital approved by the Required Lenders and received by Borrower after November 30, 2004 and applied to the principal balance of Term Loan B (such amount being the “Aggregate Revolving Loan Commitment Increase”), provided that (A) the amount in (ii) above shall not be increased above $55,000,000.00, (B) the Aggregate Revolving Loan Commitment shall never be greater than $55,000,000.00 and (C) each Lender’s Revolving Loan Commitment shall increase by its Pro Rata Share of the Aggregate Revolving Loan Commitment Increase.

2.4. The last sentence of Section 2.1.4 is hereby amended to read as follows:

Interest shall accrue at a rate equal to the Eurodollar Base Rate plus three hundred twenty-five (325) basis points until November 30, 2004; whereupon, the interest rate shall increase to twelve and one-half percent (12.5%) per annum fixed and remain at such rate until March 31, 2005, on which date such rate shall further increase to eighteen percent (18%) per annum fixed until June 30, 2005, on which date such rate shall again increase to twenty-one percent (21%) per annum fixed.

2.5. Section 2.7.2(ii) is hereby amended to read as follows:

(ii) Sale of Stock: Upon the sale of any common stock, preferred stock, warrant or other equity (other than the exercise of stock options by employees, officers and directors), or upon the receipt of proceeds from the issuance of any Subordinated Indebtedness, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to 100% of the Net Cash Proceeds from such sale or issuance, in the following order: (i) to the principal of Term Loan B in the inverse order of maturity thereof until paid in full, and then (ii) to any other Obligations under Term Loan B, and then (iii) to the Obligations under the Term Loans or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loans shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other Obligations under the Term Loans.

2.6. A new Section 2.7.2 (iv) is hereby added to the Credit Agreement that shall read as follows:

(iv) Borrowing Base Deficiency. If the aggregate principal amount of the outstanding Revolving Loans and LC Obligations as of any date exceeds the Borrowing Base, the Borrower shall immediately make a mandatory principal payment on the Revolving Loans necessary to establish compliance.

2.7. A new section 2.7.2(v) is hereby added to the Credit Agreement that shall read as follows:

(v) Collections of Large Disputed Accounts. Upon the receipt of any proceeds from the collection of any Large Disputed Accounts, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to 100% of such proceeds, in the following order: (i) to the principal of Term Loan B in the inverse order of maturity thereof until paid in full, and then (ii) to any other Obligations under Term Loan B, and then (iii) to the Obligations under the Term Loans or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loans shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other Obligations under the Term Loans.

2.8. A new section 2.7.2(vi) is hereby added to the Credit Agreement that shall read as follows:

(vi) Excess Cash. If at any time Borrower and the Subsidiaries own or hold Non-Earmarked Cash such that there is any Excess Cash Amount, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to the Excess Cash Amount, to be applied first to the principal balance of the Revolving Loans, then to the remaining Obligations under the Revolving Loans, and then to any of the other Obligations as Borrower may choose.

2.9. Section 2.7.3 of the Credit Agreement is hereby amended to read as follows:

2.7.3 Application of Mandatory Prepayments. All mandatory prepayments (other than under Section 2.7.2. (ii), 2.7.2. (iv), 2.7.2. (v) or 2.7.2 (vi)) shall first be applied to the next principal installment due under the Term Loan, then to the principal installments of the Term Loan in the inverse order of maturity thereof until the Term Loan is paid in full, then to the principal of Term Loan B in the inverse order of maturity thereof until Term Loan B is paid in full, and then to the principal balance of the Revolving Loans. All mandatory prepayments under 2.7.2. (ii), 2.7.2 (iv), 2.7.2 (v) and 2.7.2 (vi) shall be applied as provided therein.

2.10. That certain sentence in Section 2.10 of the Credit Agreement that currently reads: “Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day, plus the Applicable Margin set forth on the Pricing Schedule.” is hereby amended to read: “Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day.”

2.11. The first two sentences of Section 2.20.4 of the Credit Agreement are hereby deleted and replaced with the following:

The Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, and (ii) shall on the next Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan.

2.12. Section 2.19.1 (ii) of the Credit Agreement is hereby amended to replace the reference to “$25,000,000.00” with “$15,000,000.00”.

2.13. Section 6.1(xi) of the Credit Agreement is hereby amended to read as follows:

(xi) within thirty (30) days after the end of each calendar month: (a) a completed Borrowing Base Certificate, prepared as of the end of such month and certified by the chief financial officer of the Borrower, and (b) a certification from the chief financial officer of the Borrower: (y) containing comments regarding any Accounts in arrears of $1,000,000 that are ninety (90) days or more past due as of the end of such calendar month and (z) comparing the Borrower’s cash budget for the sixteen (16) week period ending with such month to its actual results for such period.

2.14. A new Section 6.1(xv) is hereby added to the Credit Agreement that shall read as follows:

(xv) Within thirty (30) days after the end of each calendar month, reports of the following for Borrower on a consolidated basis: revenue, net income and earnings per share, for such calendar month and for the portion of the fiscal year then ended.

2.15. A new Section 6.1(xvi) is hereby added to the Credit Agreement that shall read as follows:

(xvi) Within thirty (30) days after the end of each calendar month, accounts payable reports in form and content satisfactory to Agent.

3. Waiver. Borrower has requested the waiver of, and each Lender hereby agrees to waive, Sections 6.4, 7.1, 7.3, 7.17 and 7.20 of the Credit Agreement and Section 4.1.7 of the applicable Security Agreements, in connection with and only for the following:

(a) Matrix Service Mid-Continent, Inc. has been renamed Matrix Service Industrial Contractors, Inc.

(b) Frank W. Hake, Inc. has been renamed Matrix Service Specialized Transport, Inc.

(c) I & S Joint Venture, L.L.C. is in the process of being dissolved into, and is transferring all of its assets to, I & S, Inc., a Pennsylvania corporation, whose assets and principal place of business are located in Eddystone, Pennsylvania and which is a Subsidiary.

(d) San Luis Tank S.A. de C.V., a Mexican corporation, and Matrix Service, Inc., Panama, a Panama corporation, have not executed and delivered the Guaranty or Security Agreements.

Nothing herein shall be deemed or construed to waive (i) any other breach of Sections 6.4, 7.1, 7.3, 7.17 and 7.20 of the Credit Agreement or Section 4.1.7 of the applicable Security Agreements, (ii) any obligations arising under any of the Loan Documents of Borrower and the Subsidiaries to take, and Borrower’s and such Subsidiaries’ authorization of Agent to take, such actions as may be requested by Agent in order to obtain or maintain a perfected first priority security interest in, and if applicable Control of, the Collateral, or (iii) any other provision of the Credit Agreement or the applicable Security Agreements, and nothing herein shall be deemed or construed as any requirement that the Agent or Lenders grant any similar or dissimilar waiver hereafter.

4. Conditions of this Amendment and Waiver. The obligations of Agent and Lenders under this Amendment and the waivers contained herein shall become effective upon the satisfaction of the following conditions precedent:

4.1. Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed, each dated the same date as this Amendment (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and its legal counsel:

4.1.1. executed counterparts of this Amendment and all other documents and instruments requested by Agent, sufficient in number for distribution to each Lender and Borrower;

4.1.2. such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party;

4.1.3. such documents and certificates as Agent may reasonably require to evidence that each Loan Party is duly organized or formed and that Borrower is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

4.1.4. fully executed originals of the Ratification of Security Agreement and Ratification of Guaranty Agreement, in the forms set forth on Schedules “5-A” and “5-B”, respectively, attached hereto, for each party thereto.

4.2. Borrower shall pay a fee of $20,000.00, in good funds, to Agent for distribution to the Lenders in accordance with their Pro Rata Share.

4.3. Agent’s receipt of such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations and opinions as Agent reasonably may require.

4.4. Unless waived by Agent, Borrower shall have paid all fees, expenses and disbursements of any law firm or other external counsel for Agent to the extent invoiced prior to the date hereof, plus such additional amounts of such fees, expenses and disbursements as shall constitute its reasonable estimate thereof incurred or to be incurred by it through the closing proceedings as to this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

5. Representations and Warranties. Borrower certifies, covenants, represents and warrants to and with Agent and Lenders that, after giving affect to the amendments to the Credit Agreement contemplated by this Amendment: (i) San Luis Tank S.A. de C.V., a Mexican corporation and Matrix Service, Inc., Panama, a Panama corporation, both Subsidiaries of Borrower, have no assets, (ii) attached hereto as Exhibit “A” is a complete and accurate list of Borrower’s Subsidiaries, (iii) no Default or Unmatured Default exists; and (iv) the representations and warranties contained in Article V of the Credit Agreement are true and correct as of the date hereof, except to the extent such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

6. Defaults Unaffected. Except as may be expressly set forth herein, nothing contained in this Amendment shall prejudice, act as, or be deemed to be a waiver of any Default or Unmatured Default or any right or remedy available to Agent or any Lender by reason of the occurrence or existence of any fact, circumstance or event constituting a Default or Unmatured Default.

7. Releases. Borrower, for itself and on behalf of all its predecessors, successors, assigns, agents, employees, representatives, officers, directors, general partners, limited partners, joint shareholders, beneficiaries, trustees, administrators, subsidiaries, affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), hereby releases and forever discharges Agent and each Lender and their respective successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by the Releasing Parties, or any of them, or which the Releasing Parties or any of them may, as a result of any actions or inactions occurring on or prior to the Effective Date, hereafter hold or claim to hold under common law or statutory right, arising, directly or indirectly out of the Loan or any of the Loan Documents or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby.

Borrower understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or which may hereafter be filed or prosecuted by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is no admission of liability.

8. USA PATRIOT Act Notice. Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and the Lenders are or may be required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow Agent and Lenders to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.

9. Reimbursement. Borrower agrees to reimburse Agent for any costs, expenses, and fees (including reasonable attorney fees) incurred in connection with the preparation of this Amendment.

10. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Oklahoma.

11. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be effective when it has been executed by the Borrower, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Amendment as of the date first above written.

MATRIX SERVICE COMPANY

By:
George L. Austin, Vice President
Notice Address:	10701 East Ute Street
Tulsa, OK 74116
Attention:	George L. Austin,
Vice President
Telephone:	(918) 838-8822
FAX:	(918) 838-8810

JPMORGAN CHASE BANK, N.A.
(successor by merger to Bank One, N.A. (Main Office Chicago)) Lender, LC Issuer and as Agent

By:
David G. Page, First Vice President
Notice Address:	4th Floor OK2-6110
15 East Fifth Street
Tulsa, OK 74103
Attention:	David G. Page, First Vice President
Telephone:	(918) 586-5430
FAX:	(918) 586-5474

INTERNATIONAL BANK OF COMMERCE,
successor in interest to LOCAL OKLAHOMA BANK, an Oklahoma Banking Corporation,
formerly known as LOCAL OKLAHOMA BANK, NA

By:
Barry J. Woods, Senior Vice President
Notice Address:	2250 East 73rd Street
Suite 200
Tulsa, OK 74136
Attention:	Barry J. Woods,
Senior Vice President
Telephone:	(918) 497-2436
FAX:	(918) 497-2455

WACHOVIA BANK,
NATIONAL ASSOCIATION

By:
Patrick A. McGovern, Sr. Vice President
Notice Address:	123 South Broad Street
14th Floor – PA1246
Philadelphia, PA 19109
Attention:	Patrick A. McGovern,
Sr. Vice President
Telephone:	(215) 670-6620
FAX:	(215) 670-6645

UMB BANK, N.A.

By:
Richard J. Lehrter, Community Bank President
Notice Address:	1437 South Boulder Avenue
Suite 150
Tulsa, OK 74119
Attention:	Richard J. Lehrter, President
Telephone:	(918) 295-2000
FAX:	(918) 295-2020

WELLS FARGO BANK, NA (formerly
known as Wells Fargo Bank Texas, NA)

By:
Roger Fruendt, Senior Vice President
Notice Address:	1000 Louisiana Street
MS T5001-047
Fourth Floor
Houston, TX 77002
Attention:	Roger Fruendt, Senior Vice President
Telephone:	(713) 319-1403
FAX:	(713) 739-1076

EXHIBIT “A”

(BORROWER’S SUBSIDIARIES)

Matrix Service Inc. – an Oklahoma corp

Matrix Service, Inc. Canada – an Ontario corp

Hake Group, Inc. – a Delaware corp

Bogan, Inc. (including Fiberspec, a division) – a Pennsylvania corp

Hover Systems, Inc. – a Pennsylvania corp

I&S, Inc. – a Pennsylvania corp

McBish Management, Inc. – a Pennsylvania corp

Mechanical Construction, Inc. – a Delaware corp

Mid-Atlantic Constructors, Inc. – a Pennsylvania corp

Talbot Realty, Inc. – a Pennsylvania corp

Bish Investments, Inc. – a Delaware corporation

I & S Joint Venture, L.L.C. – a Pennsylvania limited liability company

Matrix Service Industrial Contractors, Inc. – an Oklahoma corp

Matrix Service Specialized Transport, Inc. – a Pennsylvania corp

San Luis Tank S.A. de C.V. – a Mexican corp

Matrix Service, Inc., Panama – a Panama corp

EXHIBIT “H”

BORROWING BASE CERTIFICATE

MATRIX SERVICE COMPANY (“Borrower”) pursuant to that certain Credit Agreement dated as of March 7, 2003, among Borrower, Lenders and Agent, as amended by Amendment One to Credit Agreement dated as of May 22, 2003, Amendment Two to Credit Agreement dated as of August 27, 2003, Amendment Three to Credit Agreement dated as of December 19, 2003, Amendment Four to Credit Agreement dated as of March 11, 2004, Amendment Five to Credit Agreement dated as of May 6, 2004, Amendment Six to Credit Agreement dated as of August 5, 2004, Amendment Seven to Credit Agreement dated as of October 6, 2004, and as amended by Amendment Eight to Credit Agreement dated as of November 30, 2004 (as amended, the “Credit Agreement”), among Borrower, Agent and the Lenders party thereto, hereby certifies to Agent and Lenders that the following Borrowing Base calculation is true and correct as of the close of business on                     , 20     :

1.	Total Accounts as of	$

2.	Less (without duplication):

	(a) Invoices over 90 days old	$

	(b) Contra Accounts	$

(c) Accounts owed by Account
Debtors more than 10% of whose Accounts are
	more than 90 days old	$

	(d) Accounts subject to a third party lien	$

	(e) Accounts in Bankruptcy	$

	(f) Affiliate Accounts	$

	(g) Foreign Accounts other than Canadian Accounts	$

(h) Accounts owed to Foreign Grantors
	other than allowed Canadian Grantors	$

(i) U.S. Government Accounts not subject to
	appropriate assignment under Assignment of Claims Act	$

	(j) Retainage Accounts	$

	(k) Concentrations in excess of 25%	$

	(l) Other Ineligibles as defined by the Credit Agreement	$

3.	Subtotal of Eligible Accounts (Line 1 less 2 a-l)	$

(a) Less an amount equal to, for all uncompleted contracts approved and accepted:

(1) All billings in excess of costs and estimated earnings, $

(2) MINUS All costs in excess of billings under uncompleted contracts ($ )

	(1) above minus (2) above	($	)

	(b) Amount in the aggregate in excess of $10,000,000 from Accounts under bonded contracts	($	)

4.	Restated Eligible Accounts (Line 3 less Lines 3(a) and 3(b))	$

5.	Borrowing Base (Line 4 x 100%)	$

6.	Lesser of (i) Line 5, (ii) $35,000,000 or (iii)

	Aggregate Revolving Loan Commitment*	$

7.	Revolving Loan Balance	$

8.	LC Obligations (Maximum of $15,000,000)	$

9.	Total Outstanding (Line 7 + Line 8)	$

10.	Excess/Deficit Collateral Margin (Line 6 less Line 9) (Use Zero if Negative)	$

11.	Available Credit (Lesser of Line 10 or $35,000,000*)	$

MATRIX SERVICE COMPANY

By:
George L. Austin, Vice President

*	Lines 6(ii), 6(iii) and 11 to potentially increase in accordance with Section 2.1.1 of the Credit Agreement – any such increase shall be noted on this Borrowing Base Certificate.